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                                                     EXHIBIT 23



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Pacific Telecom, Inc. on Form S-8 of our reports dated January 20, 1994 (our report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for other postretirement benefits and income taxes in the year ended December 31, 1993), appearing in and incorporated by reference in the Annual Report on Form 10-K (as amended by Form 10-K/A dated June 13, 1994) of Pacific Telecom, Inc. for the year ended December 31, 1993 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE

DELOITTE & TOUCHE

June 30, 1994